Exhibit 99.1

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@plymouthreit.com

PLYMOUTH INDUSTRIAL REIT REPORTS SECOND QUARTER RESULTS

BOSTON, August 3, 2023 – Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced its financial results for the second quarter ended June 30, 2023 and other recent developments.

Second Quarter and Subsequent Highlights

•	Reported results for the second quarter of 2023 reflect a net loss attributable to common stockholders of $(0.08) per weighted average common share; Core Funds from Operations attributable to common stockholders and unit holders (“Core FFO”) of $0.46 per weighted average common share and units; and Adjusted FFO (“AFFO”) of $0.42 per weighted average common share and units.
•	Same store NOI (“SS NOI”) increased 3.5% on a GAAP basis excluding early termination income for the second quarter compared with the same period in 2022; increased 6.0% on a cash basis excluding early termination income. SS NOI increased 3.6% on a GAAP basis excluding early termination income for the first six months of 2023 compared with the same period in 2022; increased 7.5% on a cash basis excluding early termination income.
•	Commenced leases during the second quarter experienced a 19.3% increase in rental rates on a cash basis from leases greater than six months with new leases experiencing a 36.0% increase on a cash basis and renewal leases experiencing an 11.2% increase on a cash basis. Through July 31, 2023, executed leases scheduled to commence during the second half of 2023 total an aggregate of 2,310,149 square feet, all of which are associated with terms of at least six months. The Company will experience a 23.1% increase in rental rates on a cash basis from these leases.
•	Issued approximately 1.2 million common shares through its ATM program at an average price of $23.05 per share, raising approximately $27.1 million in net proceeds.
•	Announced the redemption of all outstanding shares of the 7.50% Series A Cumulative Redeemable Preferred Stock on September 6, 2023 for a total redemption payment of $48.8 million.
•	Paid a regular quarterly cash dividend for the second quarter of 2023 of $0.225 per share for the common stock and a regularly quarter cash dividend of $0.46875 per share for the Preferred Stock.
•	Affirmed the full year 2023 guidance range for Core FFO of $1.84 to $1.86 per weighted average common share and units previously issued on February 23, 2023 and adjusted the range of net loss of $(0.17) to $(0.15) per weighted average common share and units as well as several of its accompanying guidance assumptions.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We are making great progress on our objectives with over 88% of lease expirations already addressed for 2023, and we are well ahead of expectations on the 2024 lease expirations. Strategic utilization of our ATM program and visibility into near-term, one-off dispositions allowed us to announce the redemption of our remaining preferred stock. This redemption, along with strong organic growth and contributions from the development program, improve the balance sheet. With an estimated rental rate mark-to-market of 18% to 20% across our portfolio, continued rent growth in our markets, and strong operating fundamentals, we are well positioned to continue delivering organic growth.”

Financial Results for the Second Quarter of 2023

Net loss attributable to common stockholders for the quarter ended June 30, 2023 was $3.6 million, or $(0.08) per weighted average common share outstanding, compared with $6.6 million, or $(0.17) per weighted average common share outstanding, for the same period in 2022. The net loss decreased year-over-year primarily due to an increase in net operating income, partially offset by increased interest expense resulting from higher interest rates and acquisition activity. Weighted average common shares outstanding for the second quarters ended June 30, 2023 and 2022 were 42.6 million and 39.1 million, respectively.

Consolidated total revenues for the quarter ended June 30, 2023 were $49.9 million, compared with $45.6 million for the same period in 2022.

NOI for the quarter ended June 30, 2023 was $34.2 million compared with $31.8 million for the same period in 2022. Same store NOI (“SS NOI”) excluding early termination income – GAAP basis for the quarter ended June 30, 2023 was $30.5 million compared with $29.5 million for the same period in 2022, an increase of 3.5%. SS NOI excluding early termination income – Cash basis for the quarter ended June 30, 2023 was $29.8 million compared with $28.2 million for the same period in 2022, an increase of 6.0%. SS NOI for the second quarter was positively impacted by rent escalations and renewal and new leasing spreads. The same store portfolio is comprised of 183 buildings totaling 31.0 million square feet, or 90.5% of the Company’s total portfolio, and was 98.9% occupied as of June 30, 2023.

EBITDAre for the quarter ended June 30, 2023 was $30.4 million compared with $27.7 million for the same period in 2022.

Core FFO for the quarter ended June 30, 2023 was $19.9 million compared with $18.6 million for the same period in 2022, primarily as a result of the growth in same-store NOI, contribution from acquisitions and a decrease in preferred stock dividends resulting from the full conversion of the Series B Convertible Stock, partially offset by an increase in interest expense. The Company reported Core FFO for the quarter ended June 30, 2023 of $0.46 per weighted average common share and unit compared with $0.47 per weighted average common share and unit for the same period in 2022. Weighted average common shares and units outstanding for the second quarters ended June 30, 2023, and 2022 were 43.5 million and 39.9 million, respectively.

AFFO for the quarter ended June 30, 2023 was $18.5 million, or $0.42 per weighted average common share and unit, compared with $16.5 million, or $0.41 per weighted average common share and unit, for the same period in 2022. The results reflected the aforementioned changes in Core FFO and a reduction in recurring capital expenditures.

See “Non-GAAP Financial Measures” for complete definitions of NOI, EBITDAre, Core FFO and AFFO and the financial tables accompanying this press release for reconciliations of net income to NOI, EBITDAre, Core FFO and AFFO.

Liquidity and Capital Markets Activity

As of July 31, 2023, the Company’s current cash balance was approximately $12.4 million, excluding operating expense escrows of approximately $6.7 million, and it has approximately $287.5 million of capacity under the existing unsecured line of credit.

During the second quarter and to date in the third quarter, the Company issued approximately 1.2 million common shares through its ATM program at an average price of $23.05 per share, raising approximately $27.1 million in net proceeds.

On August 2, 2023, the Company announced that on September 6, 2023 it will redeem all of its outstanding 7.50% Series A Cumulative Redeemable Preferred Stock for a total redemption payment of $48.8 million. The Preferred Stock will be redeemed in cash at a redemption price equal to $25.00 per share. On September 6, 2023, a dividend in the amount of $0.34647 per share of Series A Preferred Stock will be paid in cash to holders of record at the close of business on August 25, 2023. On and after the redemption date, the shares of Series A Preferred Stock will no longer be deemed outstanding, and no further dividends will be declared or payable on them. Upon redemption, the shares of Preferred Stock will be delisted from trading on the NYSE American.

Investment Activity

As of June 30, 2023, the Company had real estate investments comprised of 210 industrial buildings totaling 34.2 million square feet.

Plymouth has three projects totaling 260,322 square feet remaining in the current phase of its development program with approximately 87% of the expected $23.9 million in development costs funded as of June 30, 2023. In Jacksonville, Florida, two industrial buildings totaling 80,322 square feet are expected to be completed in the third and fourth quarters of 2023. These buildings are fully leased. In Atlanta, a 180,000-square-foot industrial building is expected to be completed in the third quarter of 2023.

Leasing Activity

Leases commencing during the second quarter ended June 30, 2023 totaled an aggregate of 2,103,095 square feet, all of which are associated with terms of at least six months. The Company will experience a 19.3% increase in rental rates on a cash basis from these leases. These leases included 662,930 square feet of new leases with a 36.0% increase in rental rates on a cash basis and 1,440,165 square feet of renewal leases (11.4% of these leases were associated with contractual renewals) with an 11.2% increase in rental rates on a cash basis. Consistent with the Company’s full year 2023 forecast, occupancy was 98.0% and reflects budgeted roll-over that has been largely addressed as well as recent new developments now in service.

Through July 31, 2023, executed leases scheduled to commence in the second half of 2023 total an aggregate of 2,310,149 square feet, all of which are associated with terms of at least six months. The Company will experience a 23.1% increase in rental rates on a cash basis from these leases. These leases included 566,784 square feet of new leases with a 24.5% increase in rental rates on a cash basis and 1,743,365 square feet of renewal leases (7.0% of these leases were associated with contractual renewals) with a 22.6% increase in rental rates on a cash basis.

The Company has already leased 1,717,325 square feet of space that will commence during 2024, all of which are associated with terms of at least six months. The Company will experience a 14.6% increase in rental rates on a cash basis from these leases. These leases included 346,564 square feet of new leases with a 43.7% increase in rental rates on a cash basis and 1,370,761 square feet of renewal leases (52.7% of these leases were associated with contractual renewals) with an 8.7% increase in rental rates on a cash basis for these leases.

Quarterly Distributions to Stockholders

On July 31, 2023, the Company paid a regular quarterly common stock dividend of $0.225 per share for the second quarter of 2023 to stockholders of record on June 30, 2023.

On June 30, 2023, the Company paid a regular quarterly cash dividend of $0.46875 per share for the Preferred Stock for the second quarter of 2023 to stockholders of record on June 15, 2023.

Guidance for 2023

Plymouth affirmed its full year 2023 guidance ranges for Core FFO per weighted average common share and units previously issued on February 23, 2023 and adjusted its ranges for net loss per weighted average common share and units as well as several of its accompanying guidance assumptions, which can be found in the tables below.

(Dollars, shares and units in thousands)	Full Year 2023 Range[1]
	Low	High
Core FFO attributable to common stockholders and unit holder per share	$1.84	$1.86
Same Store Portfolio NOI growth – cash basis[2]	7.25%	7.75%
Average Same Store Portfolio occupancy – full year	98.4%	98.8%
General and administrative expenses[3]	$15,900	$15,500
Interest expense, net	$39,600	$39,000
Weighted average common shares and units outstanding[4]	44,046	44,046

Reconciliation of net loss attributable to common stockholders and unit holders per share to Core FFO guidance:

	Full Year 2023 Range[1]
	Low	High
Net loss	$(0.17)	$(0.15)
Add: Real estate depreciation & amortization	2.07	2.07
Less: Preferred stock dividends	(0.06)	(0.06)
Core FFO	$1.84	$1.86

1)	Our 2023 guidance refers to the Company's in-place portfolio as of July 31, 2023, the redemption of the Series A Cumulative Redeemable Preferred Stock and an anticipated property disposition at the end of the third quarter of 2023 representing a total contract price of approximately $19.9 million. The disposition is subject to customary closing conditions. As such, there can be no assurance that we will complete the disposition. Our 2023 guidance does not include prospective acquisitions, additional dispositions, or additional capitalization activities that have not closed.
2)	The Same Store Portfolio consists of 183 buildings aggregating 30,989,249 rentable square feet, representing approximately 91% of total in-place portfolio square footage. The Same Store projected performance reflects an annual NOI on a cash basis, excluding termination income.
3)	Includes non-cash stock compensation of $3.0 million for 2023.
4)	As of July 31, 2023, the Company has 44,744,983 common shares and units outstanding.

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (844) 784-1727 (international callers: (412) 717-9587). A replay of the call will be available through August 10, 2023, by dialing (877) 344-7529 and entering the replay access code, 1402326.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.plymouthreit.com. The online replay will be available approximately one hour after the end of the call and archived for approximately 90 days.

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
Assets
Real estate properties	$1,571,334	$1,555,846
Less accumulated depreciation	(239,306)	(205,629)
Real estate properties, net	1,332,028	1,350,217

Cash	19,010	11,003
Cash held in escrow	12,498	13,376
Restricted cash	7,009	6,834
Deferred lease intangibles, net	60,304	70,718
Interest rate swaps	31,180	30,115
Other assets	38,631	39,055
Total assets	$1,500,660	$1,521,318

Liabilities, Preferred Stock and Equity
Liabilities:
Secured debt, net	386,191	389,531
Unsecured debt, net	447,655	447,345
Borrowings under line of credit	87,500	77,500
Accounts payable, accrued expenses and other liabilities	70,492	72,551
Deferred lease intangibles, net	7,179	8,918
Financing lease liability	2,260	2,248
Total Liabilities	1,001,277	998,093

Preferred stock, par value $0.01 per share, 100,000,000 shares authorized,
Series A; 1,953,783 and 1,955,513 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively (aggregate liquidation preference of $48,845 and $48,888 at June 30, 2023 and December 31, 2022, respectively)	46,803	46,844

Equity:
Common stock, $0.01 par value: 900,000,000 shares authorized; 43,100,864 and 42,849,489 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	431	428

Additional paid in capital	616,414	635,068
Accumulated deficit	(200,147)	(194,243)
Accumulated other comprehensive income	30,792	29,739
Total stockholders' equity	447,490	470,992
Non-controlling interest	5,090	5,389
Total equity	452,580	476,381
Total liabilities, preferred stock and equity	$1,500,660	$1,521,318

PLYMOUTH INDUSTRIAL REIT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2023	2022	2023	2022

Rental revenue	$49,899	$45,612	$99,270	$88,332
Management fee revenue and other income	—	2	29	88
Total revenues	49,899	45,614	99,299	88,420

Operating expenses:
Property	15,690	13,799	31,644	27,874
Depreciation and amortization	23,417	24,208	47,217	46,899
General and administrative	3,842	4,146	7,289	7,698
Total operating expenses	42,949	42,153	86,150	82,471

Other income (expense):
Interest expense	(9,584)	(7,925)	(19,119)	(14,320)
Earnings (loss) in investment of unconsolidated joint venture	—	—	—	(147)
Loss on extinguishment of debt	—	—	—	(2,176)
(Appreciation) depreciation of warrants	—	—	—	1,760
Total other income (expense)	(9,584)	(7,925)	(19,119)	(14,883)

Net loss	$(2,634)	$(4,464)	$(5,970)	$(8,934)
Less: Net loss attributable to non-controlling interest	$(30)	$(55)	$(68)	$(115)
Net loss attributable to Plymouth Industrial REIT, Inc.	$(2,604)	$(4,409)	$(5,902)	$(8,819)
Less: Preferred Stock dividends	916	1,320	1,832	3,019
Less: Series B Preferred Stock accretion to redemption value	—	750	—	2,250
Less: Loss on extinguishment of Series A Preferred Stock	—	24	2	24
Less: Amount allocated to participating securities	82	65	170	132
Net loss attributable to common stockholders	$(3,602)	$(6,568)	$(7,906)	$(14,244)

Net loss per share attributable to common stockholders	$(0.08)	$(0.17)	$(0.19)	$(0.38)

Weighted-average common shares outstanding basic and diluted	42,646,535	39,106,576	42,625,768	37,675,032

Non-GAAP Financial Measures Definitions

Net Operating Income (NOI): We consider net operating income, or NOI, to be an appropriate supplemental measure to net income in that it helps both investors and management understand the core operations of our properties. We define NOI as total revenue (including rental revenue and tenant reimbursements) less property-level operating expenses. NOI excludes depreciation and amortization, general and administrative expenses, impairments, gain/loss on sale of real estate, interest expense, and other non-operating items.

EBITDAre: We define earnings before interest, taxes, depreciation and amortization for real estate in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). EBITDAre represents net income (loss), computed in accordance with GAAP, before interest expense, tax, depreciation and amortization, gains or losses on the sale of rental property, appreciation (depreciation) of warrants, loss on impairments, and loss on extinguishment of debt. We believe that EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company as it is a direct measure of the actual operating results of our industrial properties.

Funds from Operations (“FFO”): Funds from operations, or FFO, is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. In December 2018, NAREIT issued a white paper restating the definition of FFO. The purpose of the restatement was not to change the fundamental definition of FFO, but to clarify existing NAREIT guidance. The restated definition of FFO is as follows: Net Income (calculated in accordance with GAAP), excluding: (i) Depreciation and amortization related to real estate, (ii) Gains and losses from the sale of certain real estate assets, (iii) Gain and losses from change in control, and (iv) Impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

We define FFO consistent with the NAREIT definition. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. Other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

Core Funds from Operations (“Core FFO”): Core FFO represents FFO reduced by dividends paid (or declared) to holders of our preferred stock, acquisition and transaction related expenses for transactions not completed, and certain non-cash operating expenses such as impairment on real estate lease, appreciation (depreciation) of warrants and loss on extinguishment of debt. As with FFO, our reported Core FFO may not be comparable to other REITs’ Core FFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

Adjusted Funds from Operations (“AFFO”): Adjusted funds from operations, or AFFO, is presented in addition to Core FFO. AFFO is defined as Core FFO, excluding certain non-cash operating revenues and expenses, capitalized interest and recurring capitalized expenditures. Recurring capitalized expenditures include expenditures required to maintain and re-tenant our properties, tenant improvements and leasing commissions. AFFO further adjusts Core FFO for certain other non-cash items, including the amortization or accretion of above or below market rents included in revenues, straight line rent adjustments, non-cash equity compensation and non-cash interest expense.

We believe AFFO provides a useful supplemental measure of our operating performance because it provides a consistent comparison of our operating performance across time periods that is comparable for each type of real estate investment and is consistent with management’s analysis of the operating performance of our properties. As a result, we believe that the use of AFFO, together with the required GAAP presentations, provide a more complete understanding of our operating performance. As with Core FFO, our reported AFFO may not be comparable to other REITs’ AFFO, should not be used as a measure of our liquidity, and is not indicative of our funds available for our cash needs, including our ability to pay dividends.

PLYMOUTH INDUSTRIAL REIT, INC.

SUPPLEMENTAL RECONCILIATION OF NON-GAAP DISCLOSURES

UNAUDITED

(In thousands, except share and per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
NOI:	2023	2022	2023	2022
Net loss	$(2,634)	$(4,464)	$(5,970)	$(8,934)
General and administrative	3,842	4,146	7,289	7,698
Depreciation and amortization	23,417	24,208	47,217	46,899
Interest expense	9,584	7,925	19,119	14,320
(Earnings) loss in investment of unconsolidated joint venture	—	—	—	147
Loss on extinguishment of debt	—	—	—	2,176
Appreciation (depreciation) of warrants	—	—	—	(1,760)
Management fee revenue and other income	—	(2)	(29)	(88)
NOI	$34,209	$31,813	$67,626	$60,458

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
EBITDAre:	2023	2022	2023	2022
Net loss	$(2,634)	$(4,464)	$(5,970)	$(8,934)
Depreciation and amortization	23,417	24,208	47,217	46,899
Interest expense	9,584	7,925	19,119	14,320
Loss on extinguishment of debt	—	—	—	2,176
Appreciation (depreciation) of warrants	—	—	—	(1,760)
EBITDAre	$30,367	$27,669	$60,366	$52,701

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
FFO:	2023	2022	2023	2022
Net loss	$(2,634)	$(4,464)	$(5,970)	$(8,934)
Depreciation and amortization	23,417	24,208	47,217	46,899
Depreciation and amortization from unconsolidated joint ventures	—	—	—	268
FFO:	$20,783	$19,744	$41,247	$38,233
Preferred stock dividends	(916)	(1,320)	(1,832)	(3,019)
Acquisition expenses	4	150	85	150
Appreciation (depreciation) of warrants	—	—	—	(1,760)
Loss on extinguishment of debt	—	—	—	2,176
Core FFO	$19,871	$18,574	$39,500	$35,780

Weighted average common shares and units outstanding	43,526	39,897	43,479	38,449
Core FFO per share	$0.46	$0.47	$0.91	$0.93

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
AFFO:	2023	2022	2023	2022
Core FFO	$19,871	$18,574	$39,500	$35,780
Amortization of debt related costs	570	527	1,138	1,032
Non-cash interest expense	158	262	452	906
Stock compensation	716	538	1,301	980
Capitalized interest	(351)	(142)	(686)	(206)
Straight line rent	(705)	(904)	(1,617)	(1,726)
Above/below market lease rents	(669)	(545)	(1,403)	(2,091)
Recurring capital expenditures (1)	(1,092)	(1,782)	(2,898)	(3,455)
AFFO:	$18,498	$16,528	$35,787	$31,220

Weighted average common shares and units outstanding	43,526	39,897	43,479	38,449
AFFO per share	$0.42	$0.41	$0.82	$0.81

(1) Excludes non-recurring capital expenditures of $7,640 and $14,515 for the three months ended June 30, 2023 and 2022, respectively, and $16,053 and $22,804 for the six months ended June 30 2023 and 2022 respectively.